UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   STABENOW            ARTHUR B.
   2092 Concourse Drive
   San Jose, CA 95131

   Phone: (408) 433 5200
2. Issuer Name and Ticker or Trading Symbol
   MICRO LINEAR CORPORATION (MLIN)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     659,274.00     D  Direct
Common Stock                                                                                     1,300.00       I  by Spouse

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $1.3750                                                                                 08/25/02
to buy)
Incentive Stock Option (right  $2.5000                                                                                 04/26/04
to buy)
Incentive Stock Option (right  $4.7500         07/30/98       A         12,839.00                                      07/30/08
to buy)
Incentive Stock Option (right  $4.7500         07/30/98       A         6,487.00                                       07/30/08
to buy)
Incentive Stock Option (right  $6.3750                                                                                 07/24/06
to buy)
Incentive Stock Option (right  $7.3750         07/30/98       D                          12,839.00                     01/27/08
to buy)
Incentive Stock Option (right  $11.1250        07/30/98       D                          16,984.00                     04/24/05
to buy)
Incentive Stock Option (right  $11.1250        12/04/98       D                          43,016.00                     04/24/05
to buy)
Incentive Stock Option (right  $11.6250        07/30/98       D                          6,487.00                      01/27/07
to buy)
Non-Qualified Stock Option     $4.7500         07/30/98       A         47,161.00                                      07/30/08
(right to buy)
Non-Qualified Stock Option     $4.7500         07/30/98       A         43,016.00                                      07/30/08
(right to buy)
Non-Qualified Stock Option     $4.7500         07/30/98       A         53,513.00                                      07/30/08
(right to buy)
Non-Qualified Stock Option     $4.7500         07/30/98       A         16,984.00                                      07/30/08
(right to buy)
Non-Qualified Stock Option     $7.3750         07/30/98       D                          47,161.00                     01/27/08
(right to buy)
Non-Qualified Stock Option     $11.6250        07/30/98       D                          53,513.00                     01/27/07
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right            Common Stock                   20,000.00                 20,000.00     D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   48,000.00                 48,000.00     D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   12,839.00                               D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   6,487.00                  19,326.00     D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   60,000.00                 60,000.00     D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   12,839.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   16,984.00                               D   Direct
to buy)
Incentive Stock Option (right  12/04/98  Common Stock                   43,016.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   6,487.00                  0.00          D   Direct
to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   47,161.00                               D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   43,016.00                               D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   53,513.00                               D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   16,984.00                 160,674.00    D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   47,161.00                 0.00          D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   53,513.00                 0.00          D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ STABENOW            ARTHUR B.
DATE